As filed with the Securities and Exchange Commission on June 2, 1995
                                      Registration No. 33-__________

====================================================================

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                       ----------------------

                              FORM S-8

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            HUBCO, INC.
       (Exact name of registrant as specified in its charter)

                             NEW JERSEY
   (State or other jurisdiction of incorporation of organization)

                             22-2405746
                (I.R.S. Employer Identification No.)

                      1000 MacARTHUR BOULEVARD
                     MAHWAH, NEW JERSEY  07430
   (Address, including zip code, of principal executive offices)

                 HUBCO, INC. 1995 STOCK OPTION PLAN
                      (Full title of the plan)

                KENNETH T. NEILSON, PRESIDENT & CEO
                            HUBCO, INC.
                      1000 MacARTHUR BOULEVARD
                     MAHWAH, NEW JERSEY  07430
                           (201) 236-2600

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------

                          With a copy to:

                       RONALD H. JANIS, ESQ.
                    PITNEY, HARDIN, KIPP & SZUCH
                           P.O. BOX 1945
                    MORRISTOWN, NEW JERSEY 07962
                           (201) 966-6300

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

CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------
Title of       Amount          Proposed maximum  Proposed            Amount of
securities to  to be           offering price    aggregate           registration
be registered  registered<F1>  per unit<F2>      offering price<F2>  fee
- ---------------------------------------------------------------------------------------
Common Stock,  750,000         $17.125           $12,843,750         $4,428.88
No Par Value
- ---------------------------------------------------------------------------------------

<F1>     This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become subject to options under the HUBCO, Inc. 1995 Stock Option Plan as a result of the anti-dilution provisions thereof.
<F2>     Estimated solely for the purpose of calculating the registra-
         tion fee pursuant to Rule 457(h)(1) under the Securities Act based on the last sale price of the Common Stock on May 26, 1995 as quoted on the NASDAQ National Market System and reported in the Wall Street Journal.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

     Not filed with this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual
          Information

     Not filed with this Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by HUBCO, Inc. (the
"Company") with the Securities and Exchange Commission (the
"Commission") are incorporated by reference in this Registration
Statement:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     3. The Company's Current Reports on Form 8-K filed with the Commission on February 23, 1995, March 6, 1995,
          April 19, 1995 and April 21, 1995.

     4.   Form 8-A registering the Company's common stock.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Not applicable.

Item 5.   Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers

     1.   Limitation of Liability of Directors and Officers.
Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission
(a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article X of HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

     2. Indemnification of Directors, Officers, Employees and Agents. Under Article VI of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     3. Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

     5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

     23(a)     Consent of Arthur Andersen LLP.

     23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

     99        HUBCO, Inc. 1995 Stock Option Plan.

Item 9.   Undertakings

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being regis-tered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securi-ties Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 1st day of June, 1995.

                               HUBCO, INC.

                               By: KENNETH T. NEILSON
                                   -----------------------------
                                   President and Chief
                                      Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature            Title             Date
     ---------            -----             ----

JAMES E. SCHIERLOH        Chairman of the   June 1, 1995
- ------------------------  Board and Director
James E. Schierloh

KENNETH T. NEILSON        President and     June 1, 1995
- ------------------------  Chief Executive
Kenneth T. Neilson        Officer

CHRISTINA L. MAIER        Assistant         June 1, 1995
- ------------------------  Treasurer
Christina L. Maier

ROBERT J. BURKE           Director          June 1, 1995
- ------------------------
Robert J. Burke

JOAN DAVID                Director          June 1, 1995
- ------------------------
Joan David

THOMAS R. FARLEY          Director          June 1, 1995
- ------------------------
Thomas R. Farley

HENRY G. HUGELHEIM        Director          June 1, 1995
- ------------------------
Henry G. Hugelheim

HARRY J. LEBER            Director          June 1, 1995
- ------------------------
Harry J. Leber

CHARLES F.X. POGGI        Director          June 1, 1995
- ------------------------
Charles F.X. Poggi

GRACE FRANCES STRAUBER    Director          June 1, 1995
- ------------------------
Sister Grace Frances
Strauber

EDWIN WACHTEL             Director          June 1, 1995
- ------------------------
Edwin Wachtel

                        INDEX TO EXHIBITS

Exhibit No.         Description
- -----------         -----------

     5              Opinion of Pitney, Hardin, Kipp & Szuch

   23(a)            Consent of Arthur Andersen LLP

   23(b)            Consent of Pitney, Hardin, Kipp & Szuch
                    (included in Exhibit 5 hereto)

    99              HUBCO, Inc. 1995 Stock Option Plan